Exhibit 99.1

Granite Reports Fourth Quarter and Fiscal Year 2015 Results

Net Income

  Fourth quarter diluted earnings per share $0.72 – up 67.4 percent year-over-year
  2015 diluted earnings per share $1.52 – up 137.5 percent year-over-year

Gross Profit1

  Fourth quarter gross profit $102.0 million – up 38.4 percent year-over-year
  Fourth quarter gross profit margin 16.2 percent – up 369 basis points year-over-year
  2015 gross profit $303.4 million – up 25.2 percent year-over-year
  2015 gross profit margin 12.8 percent – up 214 basis points year-over year

Revenues

  Fourth quarter revenues $630.2 million – up 6.8 percent year-over-year
  2015 revenues $2.4 billion – up 4.2 percent year-over year

Company

  Backlog increases 7.0 percent year-over-year to $2.9 billion
  2015 EBITDA2 $172.1 million – up 37.0 percent year-over-year

WATSONVILLE, Calif.--(BUSINESS WIRE)--February 25, 2016--Granite Construction Incorporated (NYSE:GVA) today reported net income of $60.5 million for the year ended December 31, 2015, compared with net income of $25.3 million in the prior year. Diluted earnings per share (EPS) for the year was $1.52 compared to $0.64 per share in 2014.

Granite reported net income of $28.7 million for the quarter ended December 31, 2015, compared with net income of $17.0 million in the fourth quarter of 2014. Diluted EPS in the quarter was $0.72 compared to $0.43 per share in the prior-year period.

“Granite teams across the country performed solidly in the fourth quarter and throughout 2015. Our relentless focus on safety, execution, and growth is driving improved financial results,” said James H. Roberts, President and Chief Executive Officer of Granite Construction Incorporated.

“The formula for our growing success emphasizes efficient execution on Company backlog of more than $2.9 billion. We are investing in our people as they capture profitable diversification opportunities, and we are creating a culture of continuous improvement that enables us to perform our business more effectively every day,” Roberts said.

Fiscal Year 2015 Results

Total Company

  Revenues for 2015 were approximately $2.4 billion, up 4.2 percent from 2014.
  Gross profit increased 25.2 percent year-over-year to $303.4 million, driven by significantly improved performance in the Construction and Construction Materials segments.
  Gross profit margin was 12.8 percent compared with 10.6 percent in 2014.
  Selling, general and administrative (SG&A) expenses1 were $207.3 million, compared with $195.8 million last year. The increase is attributable primarily to personnel-related costs.
  Backlog increased 7.0 percent year-over-year to $2.9 billion, compared with $2.7 billion a year ago.
  2015 EBITDA increased 37.0 percent year-over-year to $172.1 million, with resulting EBITDA margin of 7.3 percent, up more than 170 basis points from 2014.
  $358.5 million in cash and marketable securities, as of December 31, 2015.

Construction

  Construction revenue in 2015 was approximately $1.3 billion, up 6.4 percent from nearly $1.2 billion in 2014, driven by improved performance in certain Western markets and Kenny.
  Gross profit margin was 15.1 percent compared with 9.7 percent a year ago. Improved safety, execution, and market diversification drove the year-over-year growth.

Large Project Construction

  Large Project Construction revenue decreased 1.5 percent to $812.7 million from $825.0 million in 2014, as Granite teams recovered from early-year weather and project delays.
  Gross profit margin was 9.8 percent compared with13.0 percent in 2014 primarily reflecting the timing of overall project portfolio progression coupled with execution issues on certain projects.

Construction Materials

  Construction Materials revenue increased to $295.6 million compared with $263.8 million last year. The 12.1 percent increase was driven by improved volumes and aggregate price increases.
  Gross profit margin in 2015 was 11.2 percent, compared with 7.4 percent in 2014. Profit growth was driven by improved volumes, pricing, and production efficiency.

Fourth Quarter 2015 Results

Total Company

  Revenues increased 6.8 percent to $630.2 million compared with $589.8 million in the fourth quarter of 2014.
  Gross profit increased 38.4 percent year-over-year to $102.0 million, driven by significantly improved performance in the Construction and Construction Materials segments.
  Gross profit margin was 16.2 percent compared with 12.5 percent in 2014.
  Selling, general and administrative expenses1 increased $11.4 million from 2014, to $61.4 million, attributable primarily to personnel-related costs.

Construction

  Construction segment revenue increased 9.1 percent to $341.5 million, compared with $313.1 million in the fourth quarter of 2014. The increase was driven by improved performance in certain Western markets and Kenny.
  Gross profit margin increased 927 basis points year-over-year to 20.0 percent, driven by improved safety, execution, and diversification.

Large Project Construction

  Large Project Construction segment revenue increased 4.0 percent to $222.4 million, compared with $213.9 million in the fourth quarter of 2014, due to project progression enabled, in part, by mild weather conditions.
  Gross profit margin was 11.6 percent, a decrease of 559 basis points from 2014, primarily reflecting the timing of overall project portfolio progression. Fourth quarter 2014 segment results included initial profit recognition and dispute resolution that was not repeated in 2015.

Construction Materials

  Construction Materials revenue increased 5.5 percent to $66.2 million, compared with $62.8 million in the fourth quarter of 2014. Revenue growth was attributable primarily to increased volume, with modest impact from pricing.
  Gross profit margin for the quarter was 12.0 percent, compared with 5.4 percent in 2014. Increased gross profit performance was driven by improved volume, pricing, and production efficiency.

Outlook

“The FAST Act, the first long-term highway bill passed by Congress in more than a decade, finally provides the transportation industry with more substantive, long-term funding solutions for our country’s infrastructure investment needs,” Roberts continued. “Passage of the federal Highway Bill was critically important, but it is only a starting point. Now we are intently focused on legislators at the state and local level across the country.

In California, the Governor and legislature are working to address very real near- and long-term funding shortfalls against the estimated more than $130 billion needed in the next decade for state and local highway and road projects. We will continue to work hard to educate and to influence our elected officials in California and other Granite states to do their part and deliver appropriate levels of infrastructure funding and investment,” Roberts continued.

“While the FAST Act is expected to provide a positive impact on our results late in 2016, and incremental growth in 2017, the 2016 outlook for growth is balanced against existing public funding headwinds at state and local levels. Stakeholders across the transportation industry all agree that substantive, near-term, incremental infrastructure investment is a critical component of future prosperity and quality of life throughout our great country,” Roberts said.

(1)	Gross profit and selling, general and administrative expenses are approximately $6.1 million and $8.1 million lower than the amounts previously reported for the quarter and year ended December, 31 2014, respectively, due to reclassifications of (i) incentive compensation, and (ii) sales personnel payroll and related expenses.
(2)	Please refer to a description and reconciliation in the attached EBITDA Reconciliation table.

Conference Call

Granite will conduct a conference call today, Thursday, February 25, 2016, at 8 a.m. Pacific Time/11 a.m. Eastern Time to discuss the results of the quarter ended December 31, 2015. Access to a live audio webcast is available on its Investor Relations website, investor.graniteconstruction.com. An archive of the webcast will be available on the website approximately one hour after the call. The live call also is available by calling 1-877-328-5503; international callers may dial 1-412-317-5472. A replay will be available after the live call through March 3, 2016, by calling 1-877-344-7529, replay access code 10080736; international callers may dial 1-412-317-0088.

About Granite

Through its offices and subsidiaries nationwide, Granite Construction Incorporated (NYSE:GVA) is recognized as one of the largest diversified construction companies and construction materials producers in the U.S. Granite is an award-winning firm in safety, quality and environmental stewardship, and has been named one of the World's Most Ethical Companies for six consecutive years. Granite is listed on the New York Stock Exchange and is part of the S&P MidCap 400 Index, the MSCI KLD 400 Social Index and the Russell 2000 Index. For more information, visit graniteconstruction.com.

Forward-looking Statements

Any statements contained in this news release that are not based on historical facts, including statements regarding future events, occurrences, circumstances, activities, performance, outcomes and results, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by words such as “future,” “outlook,” “assumes,” “believes,” “expects,” “estimates,” “anticipates,” “intends,” “plans,” “appears,” “may,” “will,” “should,” “could,” “would,” “continue,” and the negatives thereof or other comparable terminology or by the context in which they are made. These forward-looking statements are estimates reflecting the best judgment of senior management and reflect our current expectations regarding future events, occurrences, circumstances, activities, performance, outcomes and results. These expectations may or may not be realized. Some of these expectations may be based on beliefs, assumptions or estimates that may prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our business, financial condition, results of operations, cash flows and liquidity. Such risks and uncertainties include, but are not limited to, those described in greater detail in our filings with the Securities and Exchange Commission, particularly those specifically described in our Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Due to the inherent risks and uncertainties associated with our forward-looking statements, the reader is cautioned not to place undue reliance on them. The reader is also cautioned that the forward-looking statements contained herein speak only as of the date of this news release and, except as required by law; we undertake no obligation to revise or update any forward-looking statements for any reason.

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED BALANCE SHEETS

(Unaudited - in thousands, except share and per share data)

December 31,	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$252,836	$255,961
Short-term marketable securities	25,043	25,504
Receivables, net	340,822	310,934
Costs and estimated earnings in excess of billings	59,070	36,411
Inventories	55,553	68,920
Real estate held for development and sale	500	11,609
Equity in construction joint ventures	224,689	184,575
Other current assets	26,709	23,033
Total current assets	985,222	916,947
Property and equipment, net	385,129	409,653
Long-term marketable securities	80,652	76,563
Investments in affiliates	33,182	32,361
Goodwill	53,799	53,799
Deferred income taxes, net	4,329	32,785
Other noncurrent assets	85,547	77,940
Total assets	$1,627,860	$1,600,048
LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	$15,024	$21
Current maturities of non-recourse debt	—	1,226
Accounts payable	157,571	151,935
Billings in excess of costs and estimated earnings	92,515	108,992
Accrued expenses and other current liabilities	200,935	200,652
Total current liabilities	466,045	462,826
Long-term debt	245,081	270,105
Long-term non-recourse debt	—	5,516
Other long-term liabilities	46,613	44,495
Equity
Preferred stock, $0.01 par value, authorized 3,000,000 shares, none outstanding		—
Common stock, $0.01 par value, authorized 150,000,000 shares; issued and outstanding 39,412,877 shares as of December 31, 2015 and 39,186,386 shares as of December 31, 2014	394	392
Additional paid-in capital	139,412	134,177
Retained earnings	699,431	659,816
Total Granite Construction Incorporated shareholders’ equity	839,237	794,385
Non-controlling interests	30,884	22,721
Total equity	870,121	817,106
Total liabilities and equity	$1,627,860	$1,600,048

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited - in thousands, except per share data)

	Three Months Ended
	December 31,		Years ended December 31,
	2015	2014	2015	2014
Revenue
Construction	$341,532	$313,089	$1,262,675	$1,186,445
Large project construction	222,438	213,934	812,720	825,044
Construction materials	66,192	62,766	295,634	263,781
Total revenue	630,162	589,789	2,371,029	2,275,270
Cost of revenue
Construction	273,373	279,611	1,072,485	1,071,408
Large project construction	196,534	177,058	732,708	717,382
Construction materials	58,246	59,394	262,478	244,233
Total cost of revenue	528,153	516,063	2,067,671	2,033,023
Gross profit(1)	102,009	73,726	303,358	242,247
Selling, general and administrative expenses(1)	61,395	50,022	207,339	195,762
Restructuring and impairment gains	(6,007)	(2,643)	(6,003)	(2,643)
Gain on sales of property and equipment	(6,196)	(9,081)	(8,286)	(15,972)
Operating income	52,817	35,428	110,308	65,100
Other expense (income)
Interest income	(574)	(529)	(2,135)	(1,872)
Interest expense	3,291	3,733	14,257	14,159
Equity in (income) loss of affiliates	(1,448)	1,409	(3,210)	(901)
Other income, net	(622)	(1,433)	(2,031)	(1,883)
Total other expense	647	3,180	6,881	9,503
Income before provision for income taxes	52,170	32,248	103,427	55,597
Provision for income taxes	17,031	11,420	35,179	19,721
Net income	35,139	20,828	68,248	35,876
Amount attributable to non-controlling interests	(6,466)	(3,849)	(7,763)	(10,530)
Net income attributable to Granite Construction Incorporated	$28,673	$16,979	$60,485	$25,346

Net income per share attributable to common shareholders:
Basic	$0.73	$0.43	$1.54	$0.65
Diluted	$0.72	$0.43	$1.52	$0.64
Weighted average shares of common stock:
Basic	39,393	39,163	39,337	39,096
Diluted	39,894	39,809	39,868	39,795

Note:

(1)Gross profit and selling, general and administrative expenses are approximately $6.1 million and $8.1 million lower than the amounts previously reported for the quarter and year ended December, 31 2014, respectively, due to reclassifications of (i) incentive compensation, and (ii) sales personnel payroll and related expenses.

GRANITE CONSTRUCTION INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

Years Ended December 31,	2015	2014
Operating activities
Net income	$68,248	$35,876
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash restructuring and impairment gains	(1,044)	(2,643)
Depreciation, depletion and amortization	64,309	68,252
Gain on sales of property and equipment	(8,286)	(15,972)
Change in deferred income tax	28,258	14,907
Stock-based compensation	8,763	11,160
Equity in net income from unconsolidated joint ventures	(43,374)	(49,168)
Changes in assets and liabilities	(49,896)	(19,270)
Net cash provided by operating activities	66,978	43,142
Investing activities
Purchases of marketable securities	(104,971)	(64,975)
Maturities of marketable securities	29,260	45,000
Proceeds from called marketable securities	75,000	35,000
Purchases of property and equipment	(44,179)	(43,428)
Proceeds from sales of property and equipment	13,148	28,614
Other investing activities, net	1,035	569
Net cash (used in) provided by investing activities	(30,707)	780
Financing activities
Proceeds from long-term debt	30,000	—
Debt principal payments	(46,763)	(1,226)
Cash dividends paid	(20,445)	(20,319)
Purchase of common stock	(3,777)	(5,124)
Contributions from non-controlling partners	7,462	15,835
Distributions to non-controlling partners	(6,992)	(8,066)
Other financing activities, net	1,119	1,818
Net cash used in financing activities	(39,396)	(17,082)
(Decrease) increase in cash and cash equivalents	(3,125)	26,840
Cash and cash equivalents at beginning of year	255,961	229,121
Cash and cash equivalents at end of year	$252,836	$255,961

GRANITE CONSTRUCTION INCORPORATED
Business Segment Information
(Unaudited - dollars in thousands)

	Three Months Ended December 31,			Years Ended December 31,
		Large Project	Construction		Large Project	Construction
	Construction	Construction	Materials	Construction	Construction	Materials

2015
Revenue	$341,532	222,438	66,192	$1,262,675	$812,720	$295,634
Gross profit(1)	68,159	25,904	7,946	190,190	80,012	33,156

Gross profit as a percent of revenue	20.0%	11.6%	12.0%	15.1%	9.8%	11.2%

2014
Revenue	$313,089	213,934	62,766	$1,186,445	$825,044	$263,781
Gross profit(1)	33,478	36,876	3,372	115,037	107,662	19,548

Gross profit as a percent of revenue	10.7%	17.2%	5.4%	9.7%	13.0%	7.4%

(1)Gross profit is approximately $6.1 million and $8.1 million lower than the amounts previously reported for the quarter and year ended December, 31 2014, respectively, due to reclassifications of (i) incentive compensation, and (ii) sales personnel payroll and related expenses.

GRANITE CONSTRUCTION INCORPORATED
Contract Backlog by Segment
(Unaudited - dollars in thousands)

Contract Backlog by
Segment	December 31, 2015		December 31, 2014

Construction	$860,657	29.6%	$712,967	26.2%

Large project construction	2,047,781	70.4%	2,005,906	73.8%

Total	$2,908,438	100.0%	$2,718,873	100.0%

GRANITE CONSTRUCTION INCORPORATED
EBITDA(1)
(Unaudited - dollars in thousands)

	Three Months Ended
	December 31,		Years Ended December 31,
	2015	2014	2015	2014
Net income attributable to Granite Construction Incorporated	$28,673	$16,979	$60,485	$25,346
Depreciation, depletion and amortization expense(2)	15,792	18,284	64,309	68,252
Provision for income taxes	17,031	11,420	35,179	19,721
Interest expense, net of interest income	2,717	3,204	12,122	12,287
EBITDA	$64,213	$49,887	$172,095	$125,606
Consolidated EBITDA Margin(3)	10.2%	8.5%	7.3%	5.5%

Note:
(1) We define EBITDA as GAAP net income (loss) attributable to Granite Construction Incorporated, adjusted for interest, taxes, depreciation, depletion and amortization. We believe this non-GAAP financial measure and the associated margin are useful in evaluating operating performance and are regularly used by security analysts, institutional investors and other interested parties in reviewing the Company. However, the reader is cautioned that any non-GAAP financial measures provided by the Company are provided in addition to, and not as alternatives for, the Company's reported results prepared in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by the Company may not be comparable to similar measures provided by other companies.

(2) Amount includes the sum of depreciation, depletion and amortization which are classified as Cost of Revenue and Selling, General and Administrative expenses in the condensed consolidated statements of operations of Granite Construction Incorporated.

(3) Represents EBITDA divided by consolidated revenue. Consolidated revenue was $630,162 and $2,371,029 for three and twelve months ended December 31, 2015, respectively and $589,789 and $2,275,270 for the three and twelve months ended December 31, 2014, respectively.

CONTACT:
Granite Construction Incorporated
Ron Botoff, 831-728-7532